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                                                                     Exhibit 5.1

                                  June 1, 2000



Burr-Brown Corporation
6730 S. Tucson Boulevard
Tucson, Arizona  85706

         Re:      Burr-Brown Corporation
                  Registration Statement on Form S-3
                  (Registration No. 333-37208)

Ladies and Gentlemen:

         We are acting as counsel for Burr-Brown Corporation (the "Company") in connection with the registration statement on Form S-3 (together with all amendments thereto, the "Registration Statement") being filed by you with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the registration of (i) $250,000,000 aggregate principal amount of the Company's 4-1/4% Convertible Subordinated Notes Due 2007 (the "Securities") issued pursuant to an Indenture dated as of February 24, 2000 (the "Indenture") between the Company and United States Trust Company of New York, as trustee (the "Trustee"), and (ii) such indeterminate number of shares of common stock, par value $0.01 per share, of the Company issuable upon conversion of the Securities (the "Conversion Shares").

         In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Securities. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

         In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

         We have been furnished with, and with your consent have relied upon, certificates of officers of the Company with respect to certain factual matters. In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary.
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Burr-Brown Corporation
June 1, 2000
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         We are opining herein as to the effect on the subject transaction only of the federal laws of the United States and the laws of the State of Arizona, including statutory and reported decisional law thereunder. The Indenture states that it is to be governed by the laws of the State of New York. We are not licensed nor qualified to practice law in the State of New York and, accordingly, we express no opinion regarding the laws of the State of New York. For purposes of our opinion, we have assumed, with your consent, that the laws of the State of New York are identical in all relevant respects to the laws of the State of Arizona. We express no opinion regarding the reasonableness of this assumption.

         Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

         1. The Securities have been duly authorized and issued by all necessary corporate action of the Company and constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

         2. The Conversion Shares issuable upon conversion of the Securities have been duly authorized by all necessary corporate action of the Company, and when issued upon conversion of the Securities in accordance with the terms of the Indenture and the Securities, will be validly issued, fully paid and nonassessable.

         The opinions set forth above are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors, (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought, (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion concerning the enforceability of the waiver of rights or defenses contained in the Indenture.

         We have assumed (a) the genuineness of the signatures not witnessed, the authenticity of documents submitted to us as originals, and the conformity to originals of documents submitted to us as copies; (b) the legal capacity of all natural persons executing such documents; (c) that such documents accurately describe and contain the mutual understanding of the parties as to all matters, and that there are no oral or written statements or agreements that modify, amend, or vary, or purport to modify, amend, or vary, any of the terms of such documents; (d) the accuracy, completeness, and genuineness of all representations made by and documents provided to us by the Company, and certifications of records made to or obtained by us, including of public officials; (e) the accuracy and completeness of records of the Company; and (f) that no fraud or dishonesty has occurred in connection with the transaction or any matters relevant to our opinions.
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Burr-Brown Corporation
June 1, 2000
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         To the extent that the obligations of the Company under the Securities may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture and the Securities; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

         We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus included therein.

                                                         Very truly yours,

                                                         Snell & Wilmer L.L.P.